Exhibit 10.48

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406.

CONFIDENTIAL

Regulus Therapeutics Inc. 3545 John Hopkins Court, Suite 210 San Diego, California 92121-1121 USA Attention: CEO Facsimile to: +1 (858) 202-6363 Confirmation by courier Paris, 21 June 2013

Dear Kleanthis,

Exclusive Negotiation Options and microRNA Collaboration Terms.

This letter (“Option Letter”) sets forth: (i) Regulus’ exclusive right to negotiate with Sanofi to enter into a co-development and commercialization agreement concerning certain miR-21 programs in Alport’s disease and oncology; and (ii) Sanofi’s exclusive right to negotiate with Regulus to enter into a co-development and commercialization agreement concerning microRNA therapies targeted to microRNA targets other than miR-21 and microRNA biomarkers.

Exclusive Options

Regulus Option:

Pursuant to the “Amended and Restated Collaboration and License Agreement” between Sanofi and Regulus, having an effective date of June 21, 2010 (“Collaboration and License Agreement”), Sanofi has an exclusive license under intellectual property owned or controlled by Regulus to research, develop and commercialize microRNA compounds targeting miR-21. Capitalized terms used but not expressly defined in this Option Letter shall have the meanings attributed to them in the Collaboration and License Agreement.

Upon execution of this Option Letter, Regulus shall have the exclusive right (“Regulus Option”) to negotiate with Sanofi to enter into a co-development and commercialization agreement pursuant to which Regulus would obtain the right to co-develop and commercialize with Sanofi certain miR-21 antagomirs in Alport’s disease and Oncology (“miR-21 Co-Development Agreement”).

The Regulus Option shall expire on December 31, 2013, or upon execution of the miR-21 Co-Development Agreement, whichever occurs first (“Regulus Option Period”). In the event the parties are actively negotiating or drafting the miR-21 Co-Development Agreement as of December 31, 2013, but that agreement has not yet been executed, the Option Period shall be extended for an additional thirty (30) days.

Regulus may exercise the Regulus Option by notifying Sanofi in writing that it is exercising such option and the parties shall thereafter commence negotiation of the miR-21 Co-Development Agreement. Neither party shall have any obligation with respect to the proposed subject matter of the miR-21 Co-Development Agreement unless and until the miR-21 Co-Development Agreement has been authorized by, and executed and delivered by an authorized officer of, each of the parties. Either party may terminate negotiations relating to the miR-21 Co-Development Agreement at any time prior to execution of the miR-21 Co-Development Agreement and any such termination shall not result in any liability to either party.

Sanofi agrees that it will not, directly or indirectly, (i) take any action to solicit, initiate, encourage or assist the submission of any proposal, negotiation or offer from any person or entity, other than Regulus, relating to the miR-21 Co-Development Agreement, or (ii) enter into any discussions, negotiations or execute any agreement related to any of the foregoing, and shall notify Regulus promptly of any inquiries by any third parties in regards to the foregoing. Should the Regulus Option Period expire, Sanofi shall have no further obligations under this section and shall be free to negotiate with a third party concerning the miR-21 Co-Development Agreement.

Sanofi Option:

Upon execution of this Option Letter, Sanofi shall have the exclusive right (“Sanofi Option”) to negotiate with Regulus to enter into a development and license agreement for the co-development and commercialization of: […***…] and other unencumbered microRNA targets; and microRNA biomarkers (“microRNA Collaboration Agreement”).

The Sanofi Option shall expire on December 31, 2013 or upon execution of the microRNA Collaboration Agreement, whichever occurs first (“Sanofi Option Period”). In the event the parties are actively negotiating or drafting the microRNA Collaboration Agreement as of December 31, 2013, but that agreement has not yet been executed, the Sanofi Option Period shall be extended for an additional thirty (30) days.

Sanofi may exercise the Sanofi Option by notifying Regulus in writing that it is exercising such option and the parties shall thereafter commence negotiation of the microRNA Collaboration Agreement. Neither party shall have any obligation with respect to the proposed subject matter of the microRNA Collaboration Agreement unless and until the microRNA Collaboration Agreement has been authorized by, and executed and delivered by an authorized officer of, each of the parties. Either party may terminate negotiations relating to the microRNA Collaboration Agreement at any time prior to execution of the microRNA Collaboration Agreement and any such termination shall not result in any liability to either party.

Regulus agrees that it will not, directly or indirectly, (i) take any action to solicit, initiate, encourage or assist the submission of any proposal, negotiation or offer from any person or entity, other than Sanofi, relating to the acquisition, sale, lease, license or other disposition of the […***…], or (ii) enter into any discussions, negotiations or execute any agreement related to any of the foregoing, and shall notify Sanofi promptly

***Confidential Treatment Requested

of any inquiries by any third parties in regards to the foregoing. Should the Sanofi Option Period expire, Regulus shall have no further obligations under this section and shall be free to negotiate with a third party concerning
[…***…] and any other target which is not a Collaboration Target under the Collaboration and License Agreement.

Consideration

In consideration for Regulus’ agreement to the terms of this Option Letter, Sanofi would pay to Regulus the non-refundable amount of USD $2.5 million within fifteen (15) days of execution of this Option Letter. $1.25 million of such payment shall be fully creditable against any future payments made to Regulus under either the miR-21 Co-Development Agreement or the microRNA Collaboration Agreement and the remaining $1.25 million shall be non-creditable.

In consideration for Sanofi’s agreement to the terms of this Option Letter, Regulus hereby agrees that, until expiration of the Regulus Option Period and notwithstanding anything to the contrary in the Collaboration and License Agreement: (i) Regulus shall continue to perform work under the Research Program pursuant to the terms of the Collaboration and License Agreement and, in particular, Regulus shall perform those activities set forth in the
[…***…], with Sanofi having final say on decisions concerning which party shall be responsible for each such activity; (ii) Sanofi shall have no obligation to provide Research Program funding, fee-for-service, or any other payment to Regulus with respect to such work; and (iii) all results, data, inventions and developments generated by such work shall be deemed to have been generated in the performance of the Research Program pursuant to the Collaboration and License Agreement and shall be governed by the terms of the Collaboration and License Agreement. Except as expressly modified by this Option Letter, all terms and conditions set forth in the Collaboration and License Agreement shall remain unchanged.

In order to confirm Regulus’s agreement to this letter, please return one countersigned original by courier to our attention.

Sincerely, on behalf of Sanofi,

/s/ Bernard Davitian for Philippe Goupit

Philippe GOUPIT
Vice President, Corporate Licenses
Strategy & Business Development

Agreed on behalf of Regulus Therapeutics Inc.,

By:	/s/ Kleanthis G. Xanthopoulos

Name:	Kleanthis G. Xanthopoulos, Ph.D.

Title:	President & CEO

***Confidential Treatment Requested

Cc:	Regulus Therapeutics Inc.

3545 John Hopkins Court, Suite 210

San Diego, California 92121-1121

USA

Attention: General Counsel

Facsimile: +1 (858) 202-6363